EXECUTION COPY

RECEIVABLES SALE AGREEMENT

dated as of April 8, 2004

between

NAVISTAR FINANCIAL CORPORATION,
as Transferor

and

TRUCK RETAIL ACCOUNTS CORPORATION,
as Transferee

Exhibits and Schedules

Exhibit I                                                Definitions

Exhibit II	-	Principal Place of Business; Location(s) of Records; Organizational and Federal Employer Identification Numbers; Other Names

Exhibit III	Lock-Boxes; Lock-Box Accounts; Lock-Box Banks; Blocked Accounts; Blocked Account Banks

Exhibit IV                                              Form of Compliance Certificate

Exhibit V                                               Credit and Collection Policy

Exhibit VI                                              Form of Subordinated Note

Schedule 2.1(e)                                    Disclosed Matters

Schedule A	List of Documents to Be Delivered to Transferee Prior to the Initial Purchase

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of April 8, 2004, is by and between NAVISTAR FINANCIAL CORPORATION, a Delaware corporation (“Transferor”), and TRUCK RETAIL ACCOUNTS CORPORATION, a Delaware corporation (“Transferee”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meanings assigned to such terms in Exhibit I to the Purchase Agreement referenced below).

PRELIMINARY STATEMENTS

Transferor now owns, and from time to time hereafter will own, Receivables.  Transferor wishes to sell and assign to Transferee, and Transferee wishes to purchase from Transferor, all of Transferor’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

Transferor and Transferee intend the transactions contemplated hereby to be true sales of the Receivables, Related Security and Collections from Transferor to Transferee, providing Transferee with the full benefits of ownership thereof, and Transferor and Transferee do not intend these transactions to be, or for any purpose to be characterized as, loans from Transferee to Transferor.

Following each acquisition by Transferee of Receivables, Related Security and Collections from Transferor, Transferee will convey undivided interests therein to Bank One, NA (Main Office Chicago), as agent (together with its successors in such capacity, the “Agent”), for the benefit of Jupiter Securitization Corporation, a Delaware corporation (“Conduit”), and/or certain financial institutions (together with Conduit, the “Purchasers”), pursuant to that certain Receivables Purchase Agreement dated as of April 8, 2004 by and among Transferee, as Seller, Transferor, as initial Servicer, the Purchasers and the Agent (as the same may from time to time hereafter be amended, restated or otherwise modified from time to time, the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1                                Purchases of Receivables.

(a)           In consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, Transferor does hereby sell, assign, transfer, set-over and otherwise convey to Transferee, without recourse (except to the extent expressly provided herein), and Transferee does hereby purchase from Transferor, all of Transferor’s right, title and interest in and to all Receivables existing as of the close of business on the last Business Day of the week then most recently ended (each such last Business Day, a “Cutoff Date”), together with all Related Security relating thereto and all Collections thereof.  Each Purchase shall be made on the related Transfer Date, and Transferee shall be obligated to pay the Purchase Price for the Receivables purchased hereunder on each Transfer Date in accordance with Section 1.2.  In connection with payment of the Purchase Price for any Receivables purchased hereunder, Transferee may request that Transferor deliver, and Transferor shall deliver, such approvals, opinions, information, reports or documents as Transferee may reasonably request as are customary in similar transactions in order to protect the interests of Transferee (and its assigns) under or as contemplated in this Agreement or the other Transaction Documents.

(b)           It is the intention of the parties hereto that each sale of Receivables made hereunder shall constitute a true sale which is absolute and irrevocable and provides Transferee with the full benefits of ownership of the Receivables and the associated Related Security and Collections.  Except for the Purchase Price Credits owed pursuant to Section 1.3, each Purchase hereunder is made without recourse to Transferor; provided, however, that (i) Transferor shall be liable to Transferee for all representations, warranties, covenants and indemnities made by Transferor pursuant to the terms of the Transaction Documents to which Transferor is a party, and (ii) no Purchase shall constitute or is intended to result in an assumption by Transferee or any assignee thereof of any obligation of Transferor or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Transferor.  In view of the intention of the parties hereto that each sale of Receivables made hereunder on a Transfer Date shall constitute a sale of such Receivables rather than a loan secured thereby, Transferor agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), note in its financial statements that its Receivables have been sold to Transferee (and its assigns).  Upon the request of Transferee or the Agent (as Transferee’s assignee), Transferor will file and/or authorize the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices as may be necessary or appropriate to perfect and maintain the perfection of Transferee’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Transferee or the Agent (as Transferee’s assignee) may reasonably request.

Section 1.2                                Payment for the Purchases.

(a)           The Purchase Price for each Purchase of Receivables shall be payable in full by Transferee to Transferor on the applicable Transfer Date, and shall be paid to Transferor in the following manner:

(i)           in immediately available funds; and/or

(ii)           from the proceeds of a subordinated loan made by Transferor to Transferee (each, a “Subordinated Loan”) in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price, or (B) an amount not to exceed an amount that would result in the shareholder’s equity of the Transferee being less than the sum of (1) the Loss Reserve (calculated using a Loss Percentage equal to 1.5 multiplied by the Loss Ratio multiplied by the Loss Horizon), (2) the Yield Reserve and (3) the Servicing Reserve.

Transferor is hereby authorized by Transferee to endorse on the schedule attached to the Subordinated Note (or otherwise in accordance with its customary practices for advances to its Affiliates) an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Transferee thereunder.  Subject to the limitations set forth in Section 1.2(a)(ii), Transferor irrevocably agrees to advance each Subordinated Loan requested by Transferee on or prior to the Termination Date.  The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of, the Subordinated Note.

(b)           From and after the Termination Date, Transferor shall not be obligated to (but may, at its option) sell Receivables to Transferee.

Section 1.3                                Purchase Price Credit Adjustments.

  If on any day:

(a)           the Outstanding Balance of a Receivable is:

(i)           reduced, in whole or in part, as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by Transferor (other than cash Collections received on account of such Receivables or a write-off of all or any portion of its Outstanding Balance as uncollectible),

(ii)           reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b)           any of the representations and warranties set forth in Section 2.2 are not true when made or deemed made with respect to any Receivable,

then, in such event, Transferee shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder on the next succeeding Transfer Date equal to:

(i)           in the case of a partial reduction under clause (a)(i) or (a)(ii) above, in the amount of such reduction, and

(ii)           in all other cases, in the amount of the Outstanding Balance of such Receivable (calculated before giving effect to the applicable total reduction or cancellation).

If such Purchase Price Credit exceeds the Purchase Price of the Receivables being purchased on the next succeeding Transfer Date, then Transferor shall pay the remaining amount of such Purchase Price Credit in cash on such Transfer Date, provided that if the Termination Date has not occurred, Transferee shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness it owes to Transferor under the Subordinated Note.  Upon payment of the Purchase Price Credit either as an offset to the Purchase Price of Receivables or in cash with respect to any Receivable for which such Purchase Price Credit equals the Outstanding Balance of such Receivable, such Receivable shall be deemed to be transferred from the Transferee to the Transferor and shall become the property of the Transferor for all purposes.  With respect to any Receivable for which such Purchase Price Credit paid either as an offset to the Purchase Price of Receivables or in cash is less than the Outstanding Balance of such Receivable, the Transferor shall be entitled to any Collections received with respect to such Receivable in excess of the Outstanding Balance of such Receivable not offset by a Purchase Price Credit.

Section 1.4                                Payments and Computations, Etc

.  All amounts to be paid or deposited by Transferee hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account designated from time to time by Transferor.  In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.  If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest thereon at the Default Rate until paid in full; provided, however, that the Default Rate shall not at any time exceed the maximum rate permitted by applicable law.  All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5                                Transfer of Records.

(a)           In connection with each Purchase of Receivables hereunder, Transferor hereby sells, transfers, assigns and otherwise conveys to Transferee all of Transferor’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with such Purchase.  In connection with such transfer, Transferor hereby grants to each of Transferee, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Transferor to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Transferor or is owned by others and used by Transferor under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, Transferor hereby agrees that, upon the request of Transferee (or the Agent, as Transferee’s assignee), Transferor will use its commercially reasonable efforts to obtain the consent of such third-party licensor.  The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids and shall terminate on the date this Agreement terminates in accordance with its terms.

(b)           Transferor (i) shall take such action requested by Transferee and/or the Agent (as Transferee’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Transferee and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from Transferor hereunder, and (ii) shall use its commercially reasonable efforts to ensure that Transferee, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records to the extent necessary or reasonably desirable to service the Receivables or exercise any right of the Transferee (or its assigns) hereunder with respect to such Receivables.

Section 1.6                                Characterization.

  If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale by Transferor to Transferee of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law.  For this purpose and without being in derogation of the parties’ intention that each sale of Receivables hereunder shall constitute a true sale thereof, Transferor hereby grants to Transferee a duly perfected security interest in all of Transferor’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Related Security and Collections, all other rights and payments relating to the Receivables and all proceeds of the foregoing (other than the Purchase Price) to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of all outstanding Receivables together with all other obligations of Transferor hereunder, which security interest shall be prior to all other Adverse Claims thereto.  Transferee and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1                                General Representations and Warranties of Transferor.

  Transferor hereby represents and warrants to Transferee on the date hereof and on each Transfer Date that:

(a)           Organization; Powers

.  Transferor is duly organized, validly existing and in good standing (to the extent such requirement shall be applicable) under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)           Authorization and Enforceability

.  The Transactions are within Transferor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law

(c)           Governmental Approvals; No Conflicts

.  Other than the filing of the financing statements required hereunder, the Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) routine renewals of existing licenses and permits of Transferor in the ordinary course of business and (C) such filings as may be required under federal and state securities laws for purposes of disclosure, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Transferor or its assets, or give rise to a right thereunder to require any payment to be made by Transferor, (iv) will not violate the charter, by-laws or other organizational documents of Transferor, and (v) will not result in the creation or imposition of any Adverse Claim on any asset of Transferor except for the ownership interest in the Receivables, Related Security and Collections conveyed hereunder and, with respect to clauses (i), (ii), (iii) and (v), except as would not reasonably be expected to result in a Material Adverse Effect.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law

.(d)           Compliance with Laws and Agreements

.  Each of Transferor and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Termination Event has occurred and is continuing.

(e)          Litigation

.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Transferor, threatened against or affecting Transferor or any of its Subsidiaries (a)  which would reasonably be expected to result in an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve this Agreement or the Transactions.

 (f)         Disclosure

.  Transferor has disclosed to Transferee, the Agent and the Purchasers all matters known to it that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Transferor to Transferee (or the Agent or any Purchaser) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Transferor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(g)           Places of Business and Locations of Records

.  Transferor is incorporated under the laws of Delaware.  The chief executive office of Transferor and the offices where it keeps all of its Records are located at the addresses listed on Exhibit II or such other locations of which Transferee has been notified in accordance with Section 4.2(a) (other than Records in transit to any such location) in jurisdictions where all action required by Section 4.2(a) has been taken and completed.  Transferor’s Organizational and Federal Employer Identification Numbers are correctly set forth on Exhibit II.

(h)           Collections

.  The conditions and requirements set forth in Section 4.1(l) have at all times been satisfied and duly performed in all material respects.  The names and addresses of all Lock-Box Banks and Blocked Account Banks, together with the account numbers of the Blocked Accounts and Lock-Box Accounts at each Blocked Account Bank and Lock-Box Bank, respectively, and the post office box number of each Lock-Box, are listed on Exhibit III.  Transferor has not granted any Person, other than the Transferee (and its assigns) dominion and control of any Lock-Box, Lock-Box Account or Blocked Account, or the right to take dominion and control of any such Lock-Box, Lock-Box Account or Blocked Account at a future time or upon the occurrence of a future event.

(i)           Material Adverse Effect

.  Since the last day of the most recent fiscal year for which it has filed a Form 10-K, no event has occurred that would have a Material Adverse Effect.

(j)           Taxes

.  Transferor and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Transferor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(k)           Names

.  In the past five (5) years, Transferor has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(l)           Ownership of  Transferee

.  Transferor owns, directly or indirectly, 100% of the issued and outstanding capital stock of Transferee, free and clear of any Adverse Claim other than the Adverse Claim on such stock granted in connection with the Transferor Credit Agreement.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Transferee.

(m)           Investment and Holding Company Status

.Transferor is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 2.2                                Representations and Warranties of Transferor with Respect to the Receivables.

Transferor hereby represents and warrants to Transferee on each Transfer Date that:

(a)           Enforceability of Contracts

.  Each Contract with respect to each  Receivable being sold on such Transfer Date is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Eligible Receivables

Each Receivable included in the Net Receivables Balance as an Eligible Receivable was an Eligible Receivable on its applicable Transfer Date.

(c)           Compliance with Credit and Collection Policy

.  Transferor has complied in all material respects with the Credit and Collection Policy with regard to each Receivable being sold on such Transfer Date and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Transferee (and the Agent, as its assignee) has been notified in accordance with Section 4.1(a)(vii) and as otherwise permitted pursuant to Section 4.2(c).

(d)           Payments to Transferor

.  With respect to each Receivable transferred to Transferee on such Transfer Date, the Purchase Price received by Transferor constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt.  The sale of each such Receivable to Transferee on such Transfer Date is not voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(e)           Good Title

.  With respect to each Receivable transferred to Transferee on such Transfer Date, immediately prior to such Transfer, Transferor (i) is the legal and beneficial owner of the Receivables to be sold on such Transfer Date and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim except as created by the Transaction Documents and except for any Adverse Claims released pursuant to release terms acceptable to the Agent set forth in the Transferor Credit Agreement upon transfer of such assets.

(f)           Perfection

.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Transferee (and Transferee shall acquire from Transferor) (i) legal and equitable title to, with the right to sell and encumber each Receivable transferred to Transferee on such Transfer Date, together with the Collections with respect thereto, and (ii) all of Transferor’s right, title and interest in the Related Security associated with each Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Transferee’s ownership interest in the Receivables, the Related Security and the Collections to the extent such interest can be perfected by filing under Article 9 of the UCC.

(g)           Use of Proceeds

.  No portion of the Purchase Price payable on account of the Purchase occurring on such Transfer Date will be used (i) for a purpose that violates any law, rule or regulation applicable to Transferor or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(h)           Obligor Litigation

.  No Obligor is immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding such that Transferee (or its assigns) would be unable to litigate any claim against such Obligor in respect of any Receivable.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.1                                Conditions Precedent to Initial Purchase

.  The initial Purchase under this Agreement is subject to the conditions precedent that (a) Transferee shall have received on or before the date of such Purchase those documents referenced on Schedule A to be received by or on behalf of Transferee and (b) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2                                Conditions Precedent to All Purchases

.  Transferee’s obligation to pay for Receivables to be transferred on any Transfer Date (including the initial Transfer Date) shall be subject to the further conditions precedent that:  (a) the Facility Termination Date shall not have occurred; (b) Transferee (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request as are customary in similar transactions in order to protect the interests of Transferee (and its assigns) under or as contemplated in the Transaction Documents and (c) on the applicable Transfer Date, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by Transferor that such statements are then true):

(i)           the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such Transfer Date; and

(ii)           no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, or by offset of amounts owed to Transferee), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Transferee, whether or not the conditions precedent to Transferee’s obligation to pay for such Receivable were in fact satisfied; provided, however, that Transferee shall retain its claim for indemnity under Article VI in respect of such failure of condition.

ARTICLE IV

COVENANTS

Section 4.1                                Affirmative Covenants of Transferor.

  Until the date on which this Agreement terminates in accordance with its terms, Transferor hereby covenants as set forth below:

(a)           Financial Reporting.  Transferor will maintain a system of accounting established and administered in accordance with GAAP, and furnish to Transferee (or its assigns):

(i)           Annual Reporting.  Within 90 days after the close of each fiscal year of the Parent and Transferor, the Parent’s and Transferor’s Form 10-K for such fiscal year, which shall include its respective audited consolidated statement of financial condition and related statements of consolidated income and retained earnings and consolidated cash flow as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche, LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flow of the Parent and Transferor and its respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied.

(ii)           Quarterly Reporting.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent and Transferor, the Parent’s and Transferor’s Form 10-Q for such fiscal quarter, which shall include its consolidated statement of financial condition and related statements of consolidated income and retained earnings and respective consolidated cash flow as of the end of and for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year, all certified by one of its respective Authorized Officers as presenting fairly in all material respects the financial condition and results of operations and cash flow of the Parent and Transferor and its respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(iii)           Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by one of Transferor’s Financial Officers.

(iv)           [Intentionally Omitted]

(v)           [Intentionally Omitted]

(vi)           Copies of Notices.  Promptly upon its receipt of any notice of amendment or default under or in connection with any Lock-Box Account Agreement from any Person other than Transferee, the Agent or any Purchaser, copies of the same.

(vii)           Change in Credit and Collection Policy.  At least ten (10) Business Days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment, provided that if such proposed change or amendment would be reasonably likely to materially and adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables, such change shall not be effective without Transferee’s and the Agent’s (as Transferee’s assignee) consent thereto, which consent shall not be unreasonably withheld and, in the case of the Agent, such consent or refusal to consent shall be given within fifteen (15) Business Days of the acknowledgment of receipt of such request, as acknowledged in writing, electronically or otherwise, by a Responsible Agent Party.

(viii)                      Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of the Transferor as Transferee (or its assigns) may from time to time reasonably request as such information, documents, records or reports are necessary or reasonably desirable to determine the capability of the Transferee to perform its obligations under any Transaction Document to which it is a party in order to protect the interests of Transferee (and its assigns) under or as contemplated by this Agreement.

(b)           Notices.  Transferor will notify the Transferee (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)           Termination Events or Potential Termination Events.  The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of Transferor.

(ii)           Judgment and Proceedings.  The entry of any judgment or decree or the filing or commencement of any litigation or any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Transferor, any Subsidiary or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect.

(iii)           Defaults.  The occurrence of a default or an event of default under any other financing arrangement with obligations with an aggregate principal amount equal to or in excess of $50,000,000 pursuant to which Transferor is a debtor or an obligor.

(iv)           Downgrade of the Transferor.  Any downgrade in the rating of any Indebtedness of Transferor by Standard and Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

(v)           Material Adverse Effect.  The occurrence of any other event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)           Compliance with Laws and Preservation of Corporate Existence.  Transferor will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  Transferor will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing would not reasonably be expected to have a Material Adverse Effect.

(d)           Audits.  Transferor will furnish to Transferee (and the Agent, as its assignee) from time to time such information with respect to it and the Receivables and its compliance with this Agreement as Transferee (or its assigns) may reasonably request as such information, documents, records or reports are necessary or reasonably desirable to determine the capability of the Transferor to perform its obligations under any Transaction Document to which it is a party in order to protect the interests of Transferee (and its assigns) under or as contemplated by this Agreement.  Transferor will, from time to time during regular business hours as requested by Transferee (or its assigns) upon reasonable notice and at the sole cost of Transferor, permit Transferee, or its assigns) or their respective agents or representatives and shall cause Originator to permit Transferee (or its assigns) or their respective agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the Authorized Officer’s of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Termination Event or Servicing Termination Event (as defined in the Purchase Agreement) has occurred and is continuing, Transferor shall only be responsible for the costs and expenses of one (1) Review in any one calendar year.  Notwithstanding anything herein to the contrary, Transferor shall have no obligation to take any action in conflict with any applicable law, rule, regulation or contractual obligation prohibiting the disclosure of confidential information with respect to any Obligor; provided, however, with respect to any contractual obligation, Transferor shall use its commercially reasonable efforts to obtain any applicable consent to disclose such information upon the request of the Agent.

(e)           Keeping and Marking of Records and Books.

(i)           Transferor will (and shall cause Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(ii)           Transferor will (and will cause Originator to) (A) on or prior to the date hereof, mark its master data processing records relating to the Receivable with a legend, reasonably acceptable to Transferee (and the Agent as its assignee), describing Transferee’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Transferee (or its assigns) following a Termination Event and the transfer of servicing under the Purchase Agreement deliver to Transferee (or its assigns) all Records (including, without limitation, all multiple originals of any Contract) relating to the Receivables.  Notwithstanding anything herein to the contrary, Transferor shall have no obligation to take any actions in conflict with any applicable law, rule, regulation or contractual obligation prohibiting the disclosure of confidential information with respect to any Obligor; provided, however, with respect to any contractual obligation, Transferor shall use its commercially reasonable efforts to obtain any applicable consent to disclose such information upon the request of the Agent.

(f)           Compliance with Contracts and Credit and Collection Policy.  Transferor will (and shall cause Originator to) timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)           Performance and Enforcement of Master Intercompany Agreement.  Transferor will and will cause Originator to, perform each of their respective obligations and undertakings under and pursuant to the Master Intercompany Agreement relating to or affecting in any material respect the Receivables, will purchase Receivables thereunder in accordance with the terms thereof and will enforce the rights and remedies accorded to Transferor under the Master Intercompany Agreement with respect to the Receivables.  Transferor will take all actions to perfect and enforce its rights and interests (and the rights and interests of Transferee as assignee of Transferor) under the Master Intercompany Agreement with respect to the Receivables as Transferee (or its assigns) may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Master Intercompany Agreement with respect to the Receivables.

(h)           Ownership.  Transferor will take all necessary action to establish and maintain, irrevocably in Transferee (i) legal and equitable title to the Receivables and the Collections and (ii) all of Transferor’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Transferee (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Transferee’s interest in such Receivables, Related Security and Collections to the extent such interest can be perfected by filing under Article 9 of the UCC and such other action to perfect, protect or more fully evidence the interest of Transferee as Transferee (or its assigns) may reasonably request).

(i)           Purchasers’ Reliance

(j)           .Transferor acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Transferee’s identity as a legal entity that is separate from Transferor and any Affiliates thereof.  Therefore, from and after the date of execution and delivery of this Agreement, Transferor will take reasonable steps to maintain Transferee’s identity as a separate legal entity and to make it manifest to third parties that Transferee is an entity with assets and liabilities distinct from those of Transferor and any Affiliates thereof and not just a division of Transferor or any such Affiliate.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Transferor (i) will not hold itself out to third parties as liable for the debts of Transferee nor purport to own the Receivables and other assets acquired by Transferee, (ii) will take all other actions necessary on its part to ensure that Transferee is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Transferor and Transferee on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(k)           [Intentionally Deleted]

(l)           Collections.  Transferor will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box, Lock-Box Account and Blocked Account to be subject at all times to a Lock-Box Account Agreement or Blocked Account Agreement, as applicable, that is in full force and effect.  Transferor will cause all proceeds from each Lock-Box Account to be deposited directly into the Specified NFC Allocation Account unless a Collection Notice with respect to any Lock-Box Account has been delivered pursuant to Section 8.3 of the Purchase Agreement.  Transferor will cause all proceeds relating to Receivables in the Specified NFC Allocation Account to be deposited into a Blocked Account within two (2) Business Days following deposit into the Specified NFC Allocation Account.  In the event any payments relating to Receivables are remitted directly to Transferor or any Affiliate of Transferor, Transferor will remit (or will cause all such payments to be remitted) directly to a Blocked Account Bank and deposited into a Blocked Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, Transferor will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Transferee and its assigns.  Transferor hereby confirms that it has hereby transferred control of each Lock-Box, Lock-Box Account and Blocked Account to Transferee and agrees that it will not grant the right to take dominion and control of any Lock-Box, Lock-Box Account or Blocked Account at a future time or upon the occurrence of a future event to any Person, except to Transferee, Transferee and the Agent (as their assignee) as contemplated by this Agreement and the Purchase Agreement.

(m)           Taxes.  Transferor will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except (a) any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Transferor will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Transferee and its assigns.

(n)           Insurance.  Transferor will maintain in effect, or cause to be maintained in effect, at Transferor’s own expense, such casualty and liability insurance as Transferor deems appropriate in its good faith business judgment.

(o)           Payment to Originator

(p)           .  With respect to each Receivable, its purchase from Originator shall be effected under and pursuant to the terms of the Master Intercompany Agreement, including without limitation, the terms relating to the amount and timing of payments to be made to Originator in respect of the purchase price for such Receivable.

Section 4.2                                Negative Covenants of Transferor.

  Until the date on which this Agreement terminates in accordance with its terms, Transferor hereby covenants that:

(a)           Name Change, Offices and Records.  Transferor will not change its legal name or legal structure or relocate any office where Records are kept unless it shall have: (i) given Transferee (and the Agent, as its assignee) at least ten (10) Business Days’ prior written notice thereof and (ii) delivered to the Agent, as Transferee’s assignee, all financing statements, instruments and other documents reasonably requested by the Agent in connection with such change or relocation.

(b)           Change in Payment Instructions to Obligors.  Except as may be required by Agent pursuant to Section 8.2(b) of the Purchase Agreement, Transferor will not add or terminate any bank as a Lock-Box Bank or Blocked Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box, or Lock-Box Account, unless Transferee (and the Agent, as its assignee) shall have received, at least ten (10) Business Days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box

Bank or Blocked Account Bank or a Blocked Account, Lock-Box Account or Lock-Box, an executed Lock-Box Account Agreement or Blocked Account Agreement, as applicable, with respect to the new Blocked Account, Lock-Box Account or Lock-Box; provided, however, that Transferor may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Blocked Account, Lock Box Account or Lock-Box.

(c)           Modifications to Contracts and Credit and Collection Policy.  Transferor will not (and will not permit Originator to) make any change to the Credit and Collection Policy that would reasonably be expected to materially andadversely affect the collectibility of the Receivables or any significant portion thereof, or materially decrease the credit quality of newly created Receivables unless such change shall be consented to by the Agent.  Except as otherwise permitted in its capacity as Servicer pursuant to Article VIII of the Purchase Agreement, Transferor will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)           Sales, Liens.  Transferor will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box, Lock-Box Account or Blocked Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Transferee and its assigns provided for in the Transaction Documents and Adverse Claims which are released pursuant to release language acceptable to the Agent set forth in the Transferor Credit Agreement upon transfer of the related assets), and Transferor will defend the right, title and interest of Transferee and its assigns in, to and under any of the foregoing property, against all claims of third parties claiming through or under Transferor.  Without the prior written consent of the Agent, as Transferee’s assign, Transferor shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the sale of which gives rise to any Receivable other than liens created pursuant to the Transaction Documents.

(e)           Accounting for Purchase.  Transferor will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by Transferor to Transferee or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by Transferor to Transferee except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.

(f)           No Adverse Selection.  To the extent that Originator or Transferor has retained Receivables that would be Eligible Receivables but which have not been ultimately transferred to Transferee hereunder, Originator and Transferor will not select those Receivables to be transferred hereunder in any manner that materially adversely affects Transferee.

ARTICLE V

TERMINATION EVENTS

Section 5.1                                Termination Events.

The occurrence of any one or more of the following events shall constitute a Termination Event:

(a)           Transferor shall fail to make any payment or deposit required hereunder when due; provided, however, that no Termination Event shall occur under this Section 5.1(a) as a result of any late payment or deposit (i) made before 5:00 p.m. on the applicable due date or (ii) which is cured within one (1) Business Day after Transferor has knowledge of such failure if (A) with respect to clause (ii) only, such late payment or deposit was due to funds transmission failure beyond Transferor’s control, including the failure of any Lock-Box Bank or Blocked Account Bank to follow wire transfer instructions, (B) such late payment or deposits do not occur more than five (5) times in any calendar year, and (C) Transferor pays all costs incurred by Transferee (or its assigns) as a direct result of such failure or, (iii) solely to the extent such payment or deposit represents interest or fees, such failure continues for five (5) Business Days after Transferor has knowledge of such failure.

(b)           Transferor shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in another subsection of this Section 5.1) or any other Transaction Document to which it is a party and, such failure shall continue for ten (10) consecutive Business Days after the Transferor has knowledge of such failure.

(c)           Any representation, warranty, certification or statement made by Transferor in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made and such inaccuracy, to the extent capable of being remedied, shall remain unremedied in all material respects for five (5) Business Days after any Seller Party has knowledge of such inaccuracy; provided that the materiality qualifier in this clause shall not apply to any representation or warranty which itself has a materiality qualifier.

(d)           The Indebtedness outstanding under the Transferor Credit Agreement becomes due in full prior to its scheduled maturity or shall be declared to be due and payable in full or required to be prepaid in full prior to the date of maturity thereof, in each case, as a result of an event of default under the Transferor Credit Agreement.

(e)           (i)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization, or other relief in respect of Transferor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Transferor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      (ii)                 Transferor shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 5.1(e), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, Originator, Transferor or Transferee or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or

           (iii)           Transferor shall become unable, admit in writing or fail generally to pay its debts as they become due.

(f)           A Change of Control shall occur.

(g)           One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against Transferor, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Transferor or any of its Subsidiaries to enforce any such judgment.

Section 5.2                                Remedies.

  Upon the occurrence and during the continuation of a Termination Event, Transferee may take any of the following actions:  (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Transferor; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(e), or of an actual or deemed entry of an order for relief with respect to Transferor under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Transferor or (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Transferor to Transferee.  The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Transferee and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                Indemnities by Transferor.

  Without limiting any other rights that Transferee may have hereunder or under applicable law, Transferor hereby agrees to indemnify (and pay upon demand to) Transferee and its assigns and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, Taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Transferee of an interest in the Receivables, excluding, however:

(a)                 Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence, willful misconduct, violation of law or breach of any of the Transaction Documents on the part of the Indemnified Party seeking indemnification;

(b)                 Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c)                 taxes imposed by any jurisdiction other than a jurisdiction which acquired taxing authority over the Indemnified Party as a result of the Transaction, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers under the Purchase Agreement of Purchaser Interests as a loan or loans by the Purchasers to Transferee secured by the Receivables, the Related Security, the Lock-Box Accounts, the Blocked Accounts and the Collections;

provided,however, that nothing contained in this sentence shall limit the liability of Transferor or limit the recourse of Transferee to Transferor for amounts otherwise specifically provided to be paid by Transferor under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification, Transferor shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Transferor) relating to or resulting from:

(i)           any representation or warranty made by Transferor (or any officers of Transferor) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by Transferor pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii)           the failure by Transferor to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Transferor to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)           any failure of Transferor to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party, or any failure of Transferor to satisfy any condition precedent to any Purchase;

(iv)           any products liability, personal injury or damage suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)           any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)           the commingling of Collections of Receivables at any time with other funds;

(vii)           any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase Price payment, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Transferor in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)                      [Intentionally Omitted];

(ix)           any Termination Event described in Section 5.1(e);

(x)           any failure of Transferor to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Transferor to give reasonably equivalent value to Originator under the Master Intercompany Agreement in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)           any failure to vest and maintain vested in Transferee, or to transfer to Transferee, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of Transferor’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim;

(xii)           the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of  Purchase or at any subsequent time;

(xiii)                      any action by Transferor not required by, or omission by Transferor not prohibited by, the Transaction Documents which reduces or impairs the rights of Transferee with respect to any Receivable or the value of any such Receivable;

(xiv)                      any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action; and

(xv)           the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                Waivers and Amendments.

(a)           No failure or delay on the part of Transferee (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Transferor and Transferee and, to the extent required under the Purchase Agreement, the Agent and the Financial Institutions or the Required Financial Institutions.

Section 7.2                                Notices.

  All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to the other party hereto.  Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3                                Protection of Ownership Interests of Transferee

(a)           Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that Transferee (or its assigns) may reasonably request, to perfect, protect or more fully evidence the interest of Transferee hereunder and the Purchaser Interests, or to enable Transferee (or its assigns) to exercise and enforce their rights and remedies hereunder.  At any time after a Servicer Termination Event and the transfer of servicing, the Transferee (or its assigns) may, at Transferor’s sole cost and expense, direct Transferor to notify the Obligors of Receivables, at Transferor’s expense, of the ownership or security interests of Transferee under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Transferee or its designee.

(b)           If Transferor fails, after any applicable grace period, to perform any of its obligations hereunder, Transferee (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Transferee’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by Transferor as provided in Section 6.2.  Transferor irrevocably authorizes Transferee (and its assigns) at any time and from time to time in the sole discretion of Transferee (or its assigns), and appoints Transferee (and its assigns) as its attorney(ies)-in-fact, to act on behalf of Transferor (i) to execute on behalf of Transferor as debtor and to file financing statements necessary in Transferee’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Transferee in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Transferee (or its assigns) in their sole discretion deem necessary to perfect and to maintain the perfection and priority of Transferee’s interests in the Receivables.  This appointment is coupled with an interest and is irrevocable.

Section 7.4                                Confidentiality

(a)           Transferor shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Conduit and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Transferor and its officers and employees may disclose such information to Transferor’s external accountants and attorneys and as required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).

(b)           Anything herein to the contrary notwithstanding, Transferor hereby consents to the disclosure of any nonpublic information with respect to it (i) to Transferee, the Agent, the Financial Institutions or Conduit by each other, (ii) by Transferee, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them, provided such assignee or participant agrees to be bound by the confidentiality provisions specified herein and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).  Transferee and its assigns shall use its commercially reasonable efforts to notify Transferor of any order or request for any nonpublic information.

(c)           Transferee shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to Transferor, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Transferee arising from or related to the transactions contemplated herein, provided, however, that except as prohibited by law, rule or regulation each of Transferee and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the Agent and the other Purchasers, (ii) to any prospective or actual assignee or participant of the Agent or the other Purchasers who execute a confidentiality agreement for the benefit of Transferor and Transferee on terms comparable to those required of Transferee hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to Conduit, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law) so long as such required disclosure is made under seal to the extent permitted by applicable law or by rule of court or other applicable body.

(d)           Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 7.5                                Bankruptcy Petition.

  Each of Transferor and Transferee hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Conduit, it will not institute against, or join any other Person in instituting against, Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6                                Limitation of Liability.

  Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent or any Purchaser, no claim may be made by Transferor or any other Person against the Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Transferor hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7                                CHOICE OF LAW.

  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 7.8                                CONSENT TO JURISDICTION.

  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS AGREEMENT AND EACH PARTY  HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF TRANSFEREE (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST TRANSFEROR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY TRANSFEROR AGAINST TRANSFEREE (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINAL SELLER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR NEW YORK, NEW YORK.

Section 7.9                                WAIVER OF JURY TRIAL.

  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY TRANSFEROR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10                                Integration; Binding Effect; Survival of Terms.

(a)           This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)           This Agreement shall be binding upon and inure to the benefit of Transferor, Transferee and their respective successors and permitted assigns (including any trustee in bankruptcy).  Transferor may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Transferee, the Agent and the Purchasers.  Transferee may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of Transferor.  Without limiting the foregoing, Transferor acknowledges that Transferee will assign to the Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement.  Transferor agrees that the Agent, as the assignee of Transferee, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Transferee’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Transferee to be given or withheld hereunder) and Transferor agrees to cooperate fully with the Agent in the exercise of such rights and remedies.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Transferor pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.4 and Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11                                Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

NAVISTAR FINANCIAL CORPORATION

By:
Name:
Title:

Address:                2850 W. Golf Road
Rolling Meadows, Illinois 60008
Attention: President and Treasurer
Fax: (847) 734-4090

TRUCK RETAIL ACCOUNTS CORPORATION

By:
Name:
Title:

Address:                2850 W. Golf Road
Rolling Meadows, Illinois 60008
Attention: Vice President
and Treasurer
Fax: (847) 734-4090

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined).   As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof).  If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Adverse Claim” means any Lien.

“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Receivables Sale Agreement, dated as of April 8, 2004, between Transferor and Transferee, as the same may be amended, restated or otherwise modified.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement.  The first Calculation Period shall commence on the initial Transfer Date and the final Calculation Period shall terminate on the Termination Date.

“Change of  Control” means the occurrence of one or more of the following events:  (i) any person or group (within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than employee or retiree benefit plans or trusts sponsored or established by Transferor or Originator, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) securities of the Parent representing 35% or more of the combined voting power of the Parent’s then outstanding voting stock, or (B) securities of the Transferor representing 50% or more of the combined voting power of Transferor’s then outstanding voting stock; (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of the Parent; individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election by the Parent’s stockholders was approved by the vote of a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) the stockholders of the Parent shall approve any Plan of Liquidation; (iv) Transferor consolidates with or merges with or into another Person, or Transferor or any Subsidiary of Transferor, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or series of related transactions, all or substantially all of the property or assets of the Transferor and the Subsidiaries of Transferor (determined on a consolidated basis) to any Person, or Person consolidates with, or merges with or into, Transferor, in any such event pursuant to a transaction in which the outstanding voting stock of Transferor is converted into or exchanges for cash, securities or other property, and, as a result of which, neither the Parent nor Originator has “beneficial ownership” (as set forth above), directly or indirectly, of at least 50% of the combined voting power of the then outstanding voting stock of the surviving or transferee corporation; (v) so long as any Indebtedness under the Senior Subordinated Note Indenture (as defined in the Transferor’s Credit Agreement) is outstanding, a “Change of Control” as defined in the Senior Subordinated Note Indenture shall occur; or (vi) Transferor shall cease to own, directly or indirectly, 100% of the voting stock of the Transferee.

“Conduit” has the meaning set forth in the Preliminary Statements to the Agreement.

“Credit and Collection Policy” means Transferor credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and as attached as Exhibit V, as modified from time to time in accordance with the Agreement.

“Cutoff  Date” has the meaning set forth in Section 1.1(a).

“Default Rate” means a rate equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 2.1(e).

“Discount Factor” means a percentage calculated as follows:

Days Sales Outstanding	x	(Prime Rate + Servicing Fee)	+ Profit Discount
360

where,

“Days Sales Outstanding” means, for any weekly period, an amount equal to the product of (i) a fraction, the numerator of which is the sum of the Outstanding Balance of all Receivables at the end of each of the 12 immediately preceding weekly periods, and the denominator of which is the aggregate amount of Receivables acquired by the Transferor during the 12 immediately preceding weekly periods and (ii) 7.

Profit Discount = .25%

“Financial Officer” means, with respect to Transferor, the chief financial officer, principal accounting officer, treasurer, controller, cash manager, financing manager or treasury reporting manager of Transferor.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” has the meaning provided in Transferor Credit Agreement.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Transferor and its Subsidiaries, taken as a whole, (ii) the ability of Transferor to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Transferor’s, Transferee’s, the Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Master Intercompany Agreement” means that certain Master Intercompany Agreement dated April 26, 1993, as amended as of September 20, 1996 and as may be amended, supplemented or modified from time to time with respect to any provision not related to the Receivables except as otherwise agreed to by the Agent, by and between Originator and Transferor.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Transferor would be required to pay if such Hedging Agreement were terminated at such time.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was created.

“Originator” means International Truck and Engine Corporation, a Delaware corporation.

“Parent” means Navistar International Corporation, a Delaware corporation, and its successors.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Purchase” means each purchase pursuant to Section 1.1(a) of the Agreement by Transferee from Transferor of Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Price” means, with respect to any Purchase, the aggregate price to be paid by Transferee to Transferor for such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Transferee, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against such Purchase Price otherwise payable in accordance with Section 1.3 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

“Receivable” means each domestic open account trade receivable arising from the sale of one or more trucks by Originator, including, without limitation, all rights to receive payments of Finance Charges with respect thereto, which receivable has been sold by the Originator to the Transferor pursuant to the Master Intercompany Agreement (but excluding any receivable that has been or is to be resold by the Transferor to the Originator unless that receivable has already been sold by the Transferee pursuant to the Purchase Agreement and included in the Net Receivables Balance reported to the Agent), but excluding any Retail Account Service Charges (as defined in the Master Intercompany Agreement) paid to Transferor.  Open account trade receivables arising from any one transaction, including, without limitation, those represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the rights and obligations arising from any other transaction; provided, further, that any open account trade receivable referred to in this sentence shall be a Receivable regardless or whether the Obligor, the Originator or Transferor treats such trade receivable as a separate payment obligation.

“Related Security” means, with respect to any Receivable, if any:

(i)           all of Transferor’s interest in the inventory and goods (including returned or repossessed inventory or goods, if any), the sale of which by Transferor gave rise to such Receivable, and all insurance proceeds with respect  to such inventory and goods,

(ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)           all guaranties, letters of credit, credit insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)           all service contracts and other contracts and agreements associated with such Receivable,

(v)           all Records related to such Receivable,

(vi)           all of Transferor’s rights and remedies under the Master Intercompany Agreement associated with such Receivable,

(vii)           all of Transferor’s right, title and interest in each Lock-Box, each Lock-Box Account and each Blocked Account, and

(viii)                      all proceeds of any of the foregoing (other than the Purchase Price).

“Subordinated Loan” has the meaning set forth in Section 1.2(a) of the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.2 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(e), (iii) the Business Day specified in a written notice from Transferee to Transferor following the occurrence of any other Termination Event, and (iv) the date which is 10 Business Days after Transferee’s receipt of written notice from Transferor that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, the Agreement, the Master Intercompany Agreement (but only those portions that relate to the Receivables), the Purchase Agreement, each Lock-Box Account Agreement, each Blocked Account Agreement, the

Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith or therewith.

“Transactions” means, collectively, (a) the execution and delivery by Transferor of the Transaction Documents to which it is a party, (b) the sale by the Transferor of the Receivables, Related Security and Collections pursuant to the Agreement and use of the proceeds thereof, and (c) the performance of Transferor’s other obligations under the Transaction Documents to which it is a party.

“Transfer Date” means the first Business Day of each week after the date of the Agreement.

“Transferee” has the meaning set forth in the preamble to the Agreement.

“Transferor” has the meaning set forth in the preamble to the Agreement.

“Transferor Credit Agreement” means that certain Credit Agreement, dated as of December 8, 2000, originally among Transferor, Arrendadora Financiera Navistar, S.A. de C.V., Servicios Financieros Navistar, S.A. de C.V. and Navistar Comercial, S.A. de C.V., as Borrowers, various lenders, JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent, as the same may be amended, restated or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Places of Business; Locations of Records;
Organizational and Federal Employer Identification Numbers; Other Names

TRANSFEROR

Places of Business:
Illinois

Locations of Records:
2850 W. Golf Road
Rolling Meadows, Illinois 60008

Federal Employer Identification Number:
36-XXXXXXXXX

Organizational Identification Number:
04290010

Trade and Assumed Names, Prior Names:
International Harvester Credit Corporation

International Finance Group

Exhibit III

Lock-Boxes; Lock-Box Accounts, Lock-Box Banks,
Blocked Accounts; Blocked Account Banks

Lock Box	Related Lock-Box Account
Lock-Box No. XXXXXX, P.O. Box198381, Atlanta Georgia 39384-8381	Account No.: XXXXXXXXXX maintained with Bank of America, 231 South La Salle Street, Chicago, IL 60604

Proceeds Allocation Account:  No. XXX-XXXXXX located at JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004 (ABA No. 021000021)

Blocked Account: a trust account number XXXXXXXXX in the name “Blocked Account for Bank One, NA (Main Office Chicago), as Agent” maintained with JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004.

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of April 8, 2004 (the “Agreement”), between TRUCK RETAIL ACCOUNTS CORPORATION, a Delaware corporation, and NAVISTAR FINANCIAL CORPORATION, a Delaware corporation (“Transferor”).  Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected ______________ of Transferor.

2.           I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Transferor with respect to the accounting period covered by the attached financial statements.

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event, as each such term is defined under the Agreement, as of the date of this Certificate, except as set forth below.

4.           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Transferor has taken, is taking, or proposes to take with respect to each such condition or event:_______________________________________.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ________________, 20__.

______________________________
[Name]

Exhibit V

Credit and Collection Policy

Exhibit VI

Form of Subordinated Note

SUBORDINATED NOTE
April 8, 2004

1.           Note.  FOR VALUE RECEIVED, the undersigned, TRUCK RETAIL ACCOUNTS CORPORATION, a Delaware corporation (“SPV”), hereby unconditionally promises to pay to NAVISTAR FINANCIAL CORPORATION, a Delaware corporation (“NFC”), in lawful money of the United States of America and in immediately available funds, on the date following the Termination Date, which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the Sale Agreement referred to below has been reduced to zero and (ii) NFC has paid to the SPV all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by NFC to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of April 8, 2004 between NFC and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”).  Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made.  All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2.           Interest.  SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Prime Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Prime Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment.  Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note.  The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3.           Principal Payments.  NFC is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of NFC to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4.           Subordination.  NFC shall have the right to receive, and SPV shall make, any and all payments relating to the loans made under this Subordinated Note provided that, after giving effect to any such payment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Purchase Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Aggregate Unpaids (as defined in the Purchase Agreement) outstanding at such time under the Purchase Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note.  NFC hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, NFC shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Agent or any Purchaser under that certain Receivables Purchase Agreement dated as of April 8, 2004 by and among SPV, NFC, as Servicer, various “Purchasers” from time to time party thereto, and Bank One, NA (Main Office Chicago), as the “Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement.  Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full,  NFC shall not institute against SPV any proceeding of the type described in Section 5.1(e) of the Sale Agreement unless and until the Collection Date has occurred.  Should any payment, distribution or security or proceeds thereof be received by NFC in violation of this Section 4, NFC agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

5.           Bankruptcy; Insolvency.  Upon the occurrence of any proceeding of the type described in Section 5.1(e) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Capital (as defined in the Purchase Agreement) and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before NFC is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6.           Amendments.  This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement.  The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers, which shall not be unreasonably withheld.

7.           GOVERNING LAW.  THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT CHICAGO, ILLINOIS, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS.  WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8.           Waivers.  All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.  NFC additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9.           Assignment.  This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than its delivery to NFC without the prior written consent of the Agent (which shall not be unreasonably withheld), and any such attempted transfer shall be void.

TRUCK RETAIL ACCOUNTS CORPORATION

By:_____________________________
   Title:

Schedule
to
SUBORDINATED NOTE
SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

Schedule 2.1(e)

Disclosed Matters

None

Schedule A

DOCUMENTS TO BE DELIVERED TO TRANSFEREE
ON OR PRIOR TO THE INITIAL PURCHASE

SEE PART I OF SCHEDULE B TO THE PURCHASE AGREEMENT.